Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference of our report dated March 3, 2006, with respect to the consolidated financial statements of Novavax, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2005 in the Registration Statement (Form S-8 No. 333-00000) pertaining to the Novavax 2005 Stock Incentive Plan filed with the Securities and Exchange Commission.
/s/ Ernst & Young, LLP
August 9, 2007